EXHIBIT 99
                                                                      ----------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870


July 23, 2003



                 AMB FINANCIAL ANNOUNCES SECOND QUARTER RESULTS

Munster, Indiana- AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the second quarter ended June 30, 2003 totaled $.30 per diluted share, up 25% from the $.24 per diluted share reported for the quarter ended June 30, 2002. The earnings per share improvement compared to last year resulted primarily from increased net interest income as well as increased fee income from deposit related services and from servicing purchased accounts receivable, offset by higher non-interest expense. Net income for the current quarter totaled $298,000 compared to $254,000 reported in the year earlier period. Return on average equity and return on average assets were 10.06% and .80%, respectively, in the current quarter compared to 8.45% and .71% in last year's comparable period. Earnings per share amounts for both the current and prior year periods have been adjusted to reflect the effect of the Company's 5-for-4 stock split paid on May 29, 2003.

RESULTS FOR THE QUARTER ENDED JUNE 30, 2003

Net interest income improved 6.1% from a year ago, totaling $1.14 million for the current quarter compared to $1.08 million for last year's second quarter. The net interest margin remained relatively stable over the last three-month period, but expanded to 3.37% in the current quarter compared to last year's second quarter net interest margin of 3.16%. The margin expansion during the comparable quarters was primarily due to the Company's success lowering its funding costs, as interest rates continue to remain at historically low levels. The Company's cost of interest-bearing liabilities was 2.89% for the quarter compared to 3.04% in the first quarter of 2003 and 3.59% for the quarter ended June 30, 2002. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts and the success the Company has had in gathering and retaining low-cost core deposits. Asset yields have also declined. The yield on average interest-earning assets was 6.20% for the quarter compared to 6.36% for the quarter ended March 31, 2003 and 6.69% in last year's second quarter. This decline was due to low mortgage interest rates which continue to stimulate mortgage loan refinance activity, with the Company's yield on loans receivable declining to 6.75%, compared to 6.88% three months ago and 7.31% for the comparable quarter in 2002.

Non-interest income increased to $428,000 in the current quarter, compared to $329,000 reported in last year's second quarter. The increase in non-interest income is primarily due to a $27,000 increase in deposit related fees, primarily ATM surcharge fees, $25,000 in loan related fees and a $16,000 increase in service fee income related to the Company's program to purchase and manage the accounts receivable of credit-worthy merchants. Results for the current quarter include both realized and unrealized gains from trading account securities in the amount of $45,000 as compared to $3,000 of gains reported in the prior year's quarter. The Company also reported a profit on the sale of real estate owned in the amount of $16,000, which did not occur during the prior year's quarter. Offsetting these increases in non-interest income was a $36,000 decline in rental income at the Dyer branch office location, which was previously leased to a major tenant. The Company is currently utilizing a portion of this space to house current lending operations and is in the process of remodeling the remaining space to lease. In addition, the Company also reported a loss of $18,000 in the current quarter compared to a loss of $22,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods, which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.06 million in the current quarter, compared to $948,000 reported for the quarter ended June 30, 2002. The increase resulted primarily from increased staffing costs during the quarter of $45,000 due to normal compensation and increased benefit costs (including increased ESOP expense as a result of the increase in the price of the Company's stock) and increased occupancy and equipment costs of $23,000, primarily increases in depreciation and taxes. In addition, data processing costs increased by $16,000 due to increased transaction activity, professional fees increased by $18,000 due to legal fees related to public company matters and other operating expenses increased by $24,000, most notably in increased advertising, office supplies and security costs.

Income tax expense increased to $149,000 in the current quarter from $83,000 in the year ago quarter primarily due to increased income before taxes

Non-performing assets increased during the past three months to $1.46 million, or .95% of total assets, compared to $1.35 million, or .87% of total assets at March 31, 2003. At June 30, 2002, non-performing assets totaled $1.73 million, or 1.18% of total assets. The increase in non-performing assets over the last three month period relates to an increase in one-to-four family loans, primarily out of state purchased loans, which became three months delinquent during the quarter. Included in non-performing assets at June 30, 2003, is a $475,000 non-residential participation loan that remains in the process of foreclosure. Based upon the best available information to date, management has authorized the establishment of a specific reserve against this loan in the amount of $258,000. There is no assurance, however, that future losses on this loan may not occur.

The Company recorded a provision for loan losses of $61,000 during the quarter as compared to $122,000 during the prior year's quarter. The increased provision in the prior year's quarter included $70,000 related to the lease loan problems encountered during 2002. The Bank's general allowance for loan losses was $688,000 at June 30, 2003, which is equal to 61.3% of net non-performing loans and .60% of net loans receivable.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2003

Diluted earnings per share increased by 31.9% in the current six month period compared to last year, totaling $.62 versus $.47 last year. For the six months ended June 30, 2003, net income totaled $626,000 compared to $490,000 for the comparable period last year. Return on average equity for the six months ended June 30, 2003 was 10.63% compared to 8.22% for the six months ended June 30, 2002.

Net interest income totaled $2.3 million for the first six months of 2003, compared to $2.1 million reported for the first six months of 2002. The net interest margin increased to 3.31% in the current six-month period compared to 3.13% a year ago, while average interest earning assets increased as well to $135.0 million from $130.0 million last year.

Non-interest income increased by $172,000 primarily due to increased fees and service charges of $152,000 and increased gains on trading account activity of $51,000 offset by reduced rental income from the Dyer office location of $90,000. Non-interest expense increased by $276,000, due primarily to increases in compensation and benefits of $100,000, occupancy and equipment expenses of $26,000, professional fees of $33,000 relating to public company matters and capital trust securities expense of $55,000. Loan loss provisions totaled $109,000 in the current period as compared to $275,000 in the year ago period. The increased provision in the prior year includes $180,000 related to medical lease loans, which were subsequently charged-off during the second quarter of 2002.

BALANCE SHEET AND CAPITAL

Total assets of the Company declined by $700,000 to $154.2 million at June 30, 2003 from $154.9 million reported at March 31, 2003. Although loan activity remained strong during the quarter, with loan originations and purchases totaling $11.5 million, loan prepayment activity caused the balance of loans receivable to decline slightly from $115.8 million at March 31, 2003 to $115.4 million at June 30, 2003. In addition, the balance of investment securities declined by $1.0 million due to maturities and early call redemptions, while mortgage-backed securities declined by $400,000. Theses declines were offset by an increase of $500,000 in cash and interest-bearing deposits and an aggregate increase in purchased accounts receivable of $579,000. Deposit balances decreased by $1.2 million in the quarter, totaling $113.2 million at June 30, 2003. FHLB of Indianapolis advances were paid down by $100,000 during the quarter and totaled $19.2 million at June 30, 2003.

As of June 30, 2003, stockholders' equity in AMB Financial Corp. totaled $12.0 million. During the most recent three-month period, the Company had repurchased 37,625 shares of stock at an average price of $12.15. The number of common shares outstanding at June 30, 2003 was 949,379 and the book value per common share outstanding was $12.60. This book value represents a $.60 increase from the $12.00 book value reported at December 31, 2002. The Bank's tangible, core and risk-based capital percentages of 7.86%, 7.86%, and 14.26%, respectively, at June 30, 2003 exceeded all regulatory requirements by a significant margin.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or the Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of financial data are included with this release.)

                               AMB FINANCIAL CORP.
                        SELECTED FINANCIAL CONDITION DATA
                                 (IN THOUSANDS)

                                                        June. 30      Dec. 31
                                                          2003         2002
                                                        --------     --------
                                                       (Unaudited)
Total assets                                             154,228      149,672
Loans receivable, net                                    115,386      114,318
Mortgage-backed securities                                 3,507        2,643
Investment securities and interest bearing deposits       18,216       16,458
Deposits                                                 113,233      109,331
Borrowed money                                            19,197       20,297
Guaranteed preferred beneficial interest in junior
  subordinated debentures                                  5,000        5,000
Stockholders' equity                                      11,963       11,846



                            SELECTED OPERATIONS DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                         Three Months Ended         Six Months Ended
                                                               June 30                   June 30
                                                        ---------------------     ---------------------
                                                          2003         2002         2003         2002
                                                        --------     --------     --------     --------
Total interest income                                   $  2,104        2,228        4,237        4,448
Total interest expense                                       960        1,150        1,957        2,371
                                                        --------     --------     --------     --------
   Net interest income                                     1,144        1,078        2,280        2,077
Provision for loan losses                                     61          122          109          275
                                                        --------     --------     --------     --------
   Net interest income after provision for loan losses     1,083          956        2,171        1,802
                                                        --------     --------     --------     --------
Non-interest income:
   (Unaudited) Fees and service charges                      294          226          590          438
   Rental Income                                              19           55           39          129
   Gains on trading securities                                45            3           88           37
   Gains on available for sale securities                     10                        10
   Loss from investment in joint venture                     (18)         (22)         (40)         (48)
   Gain (loss) on sale of real estate owned                   16                        16          (28)
   Increase in cash surrrender value of life insurance        39           40           80           81
   Other operating income                                     23           27           35           37
                                                        --------     --------     --------     --------
   Total non-interest income:                                428          329          818          646
                                                        --------     --------     --------     --------
Non-interest expense:
   Staffing cost                                             478          433          944          844
   Occupancy and equipment costs                             127          104          244          218
   Data processing                                           143          127          267          252
   Professional fees                                          76           58          128           95
   Capital trust securities                                   64           74          129           74
   Other                                                     176          152          359          312
                                                        --------     --------     --------     --------
   Total non-interest expense                              1,064          948        2,071        1,795
                                                        --------     --------     --------     --------
Net income before income taxes                               447          337          918          653
                                                        --------     --------     --------     --------
Provision for federal & state income taxes                   149           83          292          163
                                                        --------     --------     --------     --------
Net income                                              $    298          254          626          490
                                                        ========     ========     ========     ========
Earnings per share
   Basic                                                $   0.33     $   0.25     $   0.69     $   0.49
   Diluted                                              $   0.30     $   0.24     $   0.62     $   0.47

                               AMB FINANCIAL CORP.
                    SELECTED FINANCIAL RATIOS AND OTHER DATA
                                   (UNAUDITED)


                                                           Three Months Ended June 30           Six Months Ended June 30
                                                          ----------------------------        ----------------------------
                                                             2003              2002              2003              2002
                                                          ----------        ----------        ----------        ----------
PERFORMANCE RATIOS:
-------------------
Return on average assets                                        0.80%             0.71%             0.85%             0.69%
Return on average equity                                       10.06              8.45             10.63              8.22
Interest rate spread information:
  Average during period                                         3.31              3.11              3.31              3.13
  End of period                                                 2.99              2.97              2.99              2.97
Net interest margin                                             3.37              3.16              3.38              3.20
Efficiency ratio                                               68.12             67.42             67.04             65.91
Ratio of operating expense to average total assets              2.86              2.64              2.81              2.53
Ratio of average interest earning assets to average
interest-bearing liabilities:                                  1.02x             1.02x             1.02x             1.02x
Weighted average common shares outstanding:
  Basic                                                      905,606         1,012,102           909,473         1,008,616
  Diluted                                                  1,000,694         1,058,619         1,007,859         1,046,228






                                                          At June 30        At Dec. 31
                                                             2003              2002
                                                          ----------        ----------
QUALITY RATIOS:                                           (Unaudited)
---------------
Non-performing assets to total assets at end of period          0.95%             0.79%
Allowance for loan losses to non-performing loans              68.47             78.24
Allowance for loan losses to loans receivable, net              0.82              0.73


CAPITAL RATIOS:
---------------
Equity to total assets at end of period                         7.76              7.91
Average equity to average assets                                7.99              8.33


OTHER DATA:
-----------
Number of full service offices                                     3                 3

FOR MORE INFORMATION                                       FOR IMMEDIATE RELEASE


Contact:      Clement B. Knapp, Jr.
              President
              (219) 836-5870




July 23, 2003






                               AMB FINANCIAL CORP.
                       ANNOUNCES INCREASE IN CASH DIVIDEND


MUNSTER, INDIANA - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company"), the parent holding company for American Savings, FSB, today announced that it will increase its quarterly cash dividend by 4.17% to $.05 per share from $.048 per share. The cash dividend will be paid on August 22, 2003 to shareholders of record on August 8, 2003.

The Company recently announced a 5-for-4 stock split payable in the form of a 25% stock dividend, distributed on May 29, 2003 to shareholders of record on May 14, 2003. Following the issuance of additional shares as part of the 5-for-4 stock split, the number of common shares outstanding totaled 949,379 as of June 30, 2003.

American Savings, FSB is a federally chartered stock savings bank serving Lake County, Indiana through three retail offices located in Dyer, Hammond and Munster. As of June 30, 2003, the Company had assets of $154.2 million and stockholders' equity of $12.0 million.